                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.)

Filed by the Registrant (x)
Filed by a Party other than the Registrant ( )

Check the appropriate box:

( ) Preliminary Proxy Statement            ( )  Confidential for Use of the
                                                Commission Only (as Permitted
                                                by Rule 14a-6(e)(2))

(x)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Invacare Corporation
                              --------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the Appropriate box):

( )  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------

     5)  Total fee Paid:
         -----------------------------------------------------------------

( )  Fee paid previously with preliminary materials.
( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
         -----------------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------

     3)  Filing Party:
         -----------------------------------------------------------------

     4)  Date Filed:
         -----------------------------------------------------------------

                                One Invacare Way
                                Elyria, OH 44035

                                                           April 16, 1999

To the Shareholders of

    INVACARE CORPORATION:

         This year's Annual Meeting of  Shareholders  will be held at 10:00 A.M.
(EDT), on Wednesday, May 26, 1999, at the Lorain County Community College, Spitzer Conference Center, Grand Room, 1005 North Abbe Road, Elyria, Ohio. We will be reporting on your Company's activities and you will have an opportunity to ask questions about our operations.

         We hope that you are planning to attend the Annual Meeting personally and we look forward to seeing you. Whether or not you expect to attend in person, the return of the enclosed Proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the Annual Meeting. If you do attend the Annual Meeting, you may, of course, withdraw your Proxy should you wish to vote in person.

         On  behalf  of the  Board  of  Directors  and  management  of  Invacare
Corporation, I would like to thank you for your continued support and confidence.

                                            Sincerely yours,


                                            /S/ A. Malachi Mixon, III
                                            --------------------------
                                            A. Malachi Mixon, III
                                            Chairman and Chief
                                            Executive Officer

                              INVACARE CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 26, 1999

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Invacare Corporation (the "Company") will be held at the Lorain County Community College, Spitzer Conference Center, Grand Room, 1005 North Abbe Road, Elyria, Ohio on Wednesday, May 26, 1999, at 10:00 A.M. (EDT), for the following purposes:



1. To elect four Directors, to the class whose three-year term of office will expire in 2002;


2. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

         Holders of Common Shares and Class B Common Shares of record as of the close of business on Thursday, April 1, 1999 are entitled to receive notice of and vote at the Annual Meeting. It is important that your shares be represented at the Annual Meeting. For that reason, we ask that you promptly sign, date and mail the enclosed Proxy card in the return envelope provided. Shareholders who attend the Annual Meeting may revoke their Proxy and vote in person.


                                             By order of the Board of Directors,

                                             /S/ Thomas R. Miklich
                                             --------------------------
                                             Thomas R. Miklich
                                             Secretary


April 16, 1999

                              INVACARE CORPORATION

                                 PROXY STATEMENT

                        Mailed on or About April 16, 1999

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 26, 1999



                               GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Invacare Corporation (hereinafter called "Invacare" or the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on May 26, 1999 and any adjournments or postponement thereof. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Shareholders, which accompanies this Proxy Statement. The expense of soliciting Proxies, including the cost of preparing, assembling and mailing the Notice, Proxy Statement and Proxy, will be borne by the Company. In addition to solicitation of Proxies by mail, solicitation may be made by the Company's Directors, officers or employees, without additional compensation, personally and by telephone, and the Company may pay persons holding shares for others their expenses for sending proxy materials to their principals. No solicitation will be made other than by Directors, officers and employees of the Company.

         Any person giving a Proxy pursuant to this solicitation may revoke it. The General Corporation Law of Ohio provides that, unless otherwise provided in the Proxy, a shareholder, without affecting any vote previously taken, may revoke a Proxy not otherwise revoked by giving notice to the Company in writing or in open meeting. All validly executed Proxies received by the Board of Directors of the Company pursuant to this solicitation will be voted at the Annual Meeting, and the directions contained in such Proxies will be followed in each instance. If no directions are given, the Proxy will be voted "FOR" the election of the four nominees listed in the Proxy.

                                  VOTING RIGHTS

         At the close of business on April 1, 1999, the Company had 28,563,572 Common Shares, without par value ("Common Shares"), and 1,433,007 Class B Common Shares, without par value ("Class B Common Shares"), outstanding and entitled to vote. The holders of the outstanding Common Shares as of April 1, 1999 will be entitled to one vote for each share held by them and the holders of the outstanding Class B Common Shares as of April 1, 1999 will be entitled to ten votes for each share held by them. Except as otherwise provided by the Company's Amended and Restated Articles of Incorporation or required by law, holders of Common Shares and Class B Common Shares will at all times vote on all matters (including the election of Directors) together as one class. Pursuant to the Company's Amended and Restated Articles of Incorporation, no holder of shares of any class has cumulative voting rights in the election of Directors. Only shareholders of record at the close of business on April 1, 1999 are entitled to notice of and to vote at the Annual Meeting.

               SHARE OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

Share ownership of certain beneficial owners. The following table sets forth, as of February 26, 1999, the share ownership of each person or group known by the Company to beneficially own more than 5% of either class of shares of the
Company:


                                                                                 Class B
                                                         Common Shares          Common Shares
                                                       beneficially owned     beneficially owned*
                                                    ---------------------     ---------------------
                                                    Number                    Number                    Percentage
Name and business address                             of                        of                       of total
      of beneficial owner                           shares      Percentage    shares     Percentage     voting power
                                                    ------      ----------    ------     ----------     ------------
A. Malachi Mixon, III (1)..................        941,739         3.2%       703,912      49.1%          17.6%
One Invacare Way, Elyria, Ohio 44035

Joseph B. Richey, II (2)...................        760,366         2.6%       376,262      26.3%          10.0%
One Invacare Way, Elyria, Ohio 44035

Invacare Corporation Employees'
Stock Bonus Trust and Plan (3).............        603,451         2.1%       259,386      18.1%           7.1%
One Invacare Way, Elyria, Ohio 44035

AXA Assurances I.A.R.D. Mutuelle (4)(5)....      2,863,772         9.8%          -           -             6.3%
21, rue de Chateaudun 75009 Paris France


*    Pursuant to the Company's  Amended and Restated  Articles of Incorporation,
     (i) all holders of Class B Common Shares are entitled to convert any or all of their Class B Common Shares to Common Shares at any time, on a share-for-share basis, and (ii) the Company may not issue any additional Class B Common Shares unless such issuance is in connection with share dividends on or share splits of Class B Common Shares.

(1) Mr. Mixon is Chairman of the Board of Directors and Chief Executive Officer of the Company. The Common Shares beneficially owned by Mr. Mixon include 496,720 Common Shares which may be acquired upon the exercise of stock options during the 60 days following February 26, 1999. For purposes of calculating the percentage of outstanding Common Shares beneficially owned by Mr. Mixon and his percentage of total voting power, the Common Shares which he had the right to acquire during that period by exercise of stock options are deemed to be outstanding. The number of shares shown as beneficially owned by Mr. Mixon include 14,966 Common Shares held in the name of Roundwood Capital L.L.P., which represent his ownership interest in Roundwood Capital L.L.P. The number of shares shown as beneficially owned by Mr. Mixon does not include 398,399 Common Shares which have been transferred into two family trusts. The number of shares shown as beneficially owned by Mr. Mixon does not include 251,376 Common Shares which have been transferred into two trusts for the benefit of his two children. Mr. Mixon disclaims beneficial ownership of such shares.

(2) Mr. Richey is President-Invacare Technologies and Senior Vice President-Total Quality Management and is a Director of the Company. The Common Shares beneficially owned by Mr. Richey include 254,940 Common Shares which may be acquired upon the exercise of stock options during the 60 days following February 26, 1999. For purposes of calculating the percentage of outstanding Common Shares beneficially owned by Mr. Richey and his percentage of total voting power, the Common Shares which he had the right to acquire during that period by exercise of stock options are deemed to be outstanding.

(3) The Invacare Corporation Stock Bonus Trust and Plan is an employee benefit plan established and operated as a trust for the benefit of the Company's employees. The Charles Schwab Trust Company is the trustee of the Invacare Corporation Stock Bonus Plan, with Invacare Corporation as Administrator of the Plan. As such, the shares held by the Plan are voted at the Company's direction.

(4) The number of Common Shares beneficially owned is based upon a Schedule 13G filed for share ownership as of January 31, 1999.

(5) The Schedule 13G was filed by the Equitable Companies Incorporated (Equitable Companies); AXA, which beneficially owns a majority interest in Equitable Companies; and the Mutuelles AXA, as a group which beneficially owns a majority interest in AXA. The Common Shares reported are held by Equitable Companies acting as a parent holding company with respect to the holdings by its following subsidiaries: Alliance Capital Management L.P., an Investment Adviser, has sole voting power with respect to 954,495 shares of the 1,522,941 Common Shares held, and sole dispositive power with respect to all 1,522,941 of the Common Shares held. AXA Rosenberg (U.S.), a holding company, has sole voting power with respect to 610,300 of the Common Share held, and shared dispositive power with respect to 796,500 of the Common Share held. Donaldson, Lufkin & Jenrette Securities Corporation, an Investment Adviser and Broker-Dealer, has sole voting power with respect to 10,246 of the Commons shares held and shared dispositive power with respect to 56,870 of the Common Shares held. Wood, Struthers & Winthrop Management Corp., an Investment Adviser, has sole voting power with respect to 385,400 shares of the 477,215 Common Shares held and sole dispositive power with respect to all 477,215 Common Shares held.

Share ownership of management. The following table sets forth as of February 26, 1999, the share ownership of all Directors, each of the Named Executive Officers (as defined below) and of all Directors and executive officers as a group:

                                                                             Class B
                                                Common Shares             Common Shares
                                              beneficially owned        beneficially owned**
                                             -------------------        --------------------
                                                                                                    Percentage
                                            Number                     Number                        of total
 Name of beneficial owner                  of shares    Percentage    of shares    Percentage      voting power
 ------------------------                  ---------    ----------    ---------    ----------      ------------
 Gerald B. Blouch (4).......................  241,740          *           -           -                 *
 Francis J.Callahan.........................  258,966          *           -           -                 *
 Frank B.Carr...............................   99,700          *           -           -                 *
 Michael F. Delaney.........................   11,000          *           -           -                 *
 Whitney Evans..............................   42,005          *           -           -                 *
 Bernadine P.  Healy .......................    8,922          *           -           -                 *
 Thomas R. Miklich(4).......................   79,296          *           -           -                 *
 A. Malachi Mixon, III(1)...................  941,739         3.2%      703,912      49.1%             17.6%
 Dan T. Moore, III..........................  450,684         1.5%         -           -                1.0%
 E. P. Nalley(3)............................  206,054          *           -           -                 *
 Joseph B. Richey, II(2)....................  760,366         2.6%      376,262      26.3%             10.0%
 Louis F.J. Slangen(4)......................  162,335          *           -           -                 *
 William M.Weber............................  275,806          *           -           -                 *
 All executive officers and Directors
 as a group(20 persons)(4)..................3,851,161        12.6%    1,080,174      75.4%             32.3%

*    Less than 1%  of outstanding  shares of such class.
**   Pursuant to the Company's  Amended and Restated  Articles of Incorporation,
     (i) all holders of Class B Common Shares are entitled to convert any or all of their Class B Common Shares to Common Shares at any time, on a share-for-share basis, and (ii) the Company may not issue any additional Class B Common Shares unless such issuance is in connection with share dividends on or share splits of Class B Common Shares.

     (1) See Footnote 1 to the preceding table.

     (2) See Footnote 2 to the preceding table.

     (3) Mr. Nalley is a Director of the Company. All of the Common Shares listed as beneficially owned by Mr. Nalley are owned by trusts for the benefit of Mr. Nalley.

     (4) The Common Shares beneficially owned by the Company's executive officers and Directors as a group include 1,411,437 Common Shares which may be acquired upon the exercise of stock options during the 60
         days following February 26, 1999.  For  purposes of  calculating   the
         percentage of outstanding Common Shares beneficially owned by the Company's executive officers and Directors as a group and their percentage of total voting power,Common Shares which they had the right to acquire during said period by exercise of stock options are deemed to be outstanding. The number of Common Shares that may be acquired during such period by the exercise of stock options for the noted individuals is as follows: Mr. Blouch, 219,740 shares; Mr. Miklich, 72,600 shares; and Mr. Slangen, 137,415 shares.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and Directors and persons who own 10% or more of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "Commission"). Executive officers, Directors and beneficial holders of more than 10% of the Company's Common Stock are required by the Commission regulations to furnish the Company with copies of all Forms 3, 4 and 5 that they file.

         Based solely upon the Company's review of the copies of such forms it has received, the Company believes that all of its executive officers, Directors and beneficial holders of more than 10% of the Company's Common Stock complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 1998, except for the inadvertent failure to file a Form 3 within ten days of becoming an executive officer by Steve S. Clark, Neal J. Curran, David A.Johnson and Mike Perry. This information was included in their respective year-end Form 5.

                              ELECTION OF DIRECTORS

         Under the Company's Code of Regulations, as amended, the authorized number of Directors of the Company shall be not less than five, nor more than fifteen. At a meeting of the Board of Directors on [November 1], 1999, the Directors (i) decided to increase the number of Directors from eleven to twelve and (ii) elected James C. Boland to fill the newly created vacancy. The members of the Company's Board of Directors are divided into three classes with a term of office of three years, with the term of one class expiring each year. At the Annual Meeting, four Directors will be elected to serve a three-year term until the Annual Meeting in 2002 or until their successors have been elected and qualified. Under Ohio law and the Company's Amended and Restated Articles of Incorporation, the individuals receiving the greatest number of votes cast at the Annual Meeting will be elected as Directors of the Company. Accordingly, assuming a quorum exists, abstentions and broker non-votes will have no effect on the election of Directors. Holders of shares entitling them to exercise a majority of the voting power of the Company, present in person or by proxy at the Annual Meeting, will constitute a quorum for such meetings.

         The Proxy holders named in the accompanying Proxy or their substitutes will vote such Proxy at the Annual Meeting or any adjournments thereof "FOR" the election of the four nominees for Director as named below, unless the shareholder provides instruction by marking the appropriate space on the Proxy, that authority to vote is withheld. Each of the nominees, is presently a Director of the Company and has indicated their willingness to serve as a Director if elected. If any nominee should become unavailable for election (which contingency is not now contemplated or foreseen), it is intended that the shares represented by the Proxy will be voted for such substitute nominee as may be named by the Board of Directors. In no event will the accompanying Proxy be voted for more than four nominees or for persons other than those named below and any such substitute nominee for any of them.

                              Nominees for Election

Name                               Age     Position with the Company
----                               ---     -----------------------------------
A. Malachi Mixon, III (3)(4)       58      Chairman and Chief Executive Officer
Frank B. Carr (1)(4)               71      Director
Michael F. Delaney (4)             50      Director
Dr. Bernadine P. Healy (2)         54      Director

                         Directors Continuing in Office

Gerald B. Blouch (6)              52       President, Chief Operating Officer
                                           and a Director
James C. Boland(5)                59       Director
Francis J. Callahan (2)(3)(6)     75       Director
Dan T. Moore, III (1)(3)(6)       59       Director
Joseph B. Richey, II (6)          62       President - Invacare Technologies,
                                           Senior Vice President - Total Quality
                                           Management and a Director
Whitney Evans (2)(4)(5)           62       Director
E.P. Nalley (1)(4)(5)             79       Director
William M. Weber (1)(2)(5)        59       Director

----------
(1) Member of the Audit Committee.         (5) Term as Director expires in 2000.
(2) Member of the Compensation Committee.  (6) Term as Director expires in 2001.
(3) Member of the Nominating Committee.
(4) Member of the Investment Committee.

         A. Malachi Mixon, III has been Chief Executive Officer since 1979 and Chairman of the Board since 1983. Mr. Mixon has been a Director of the Company since 1979 and also served as President until 1996, when Gerald B. Blouch, the Company's Chief Operating Officer was elected President by the Company's Board of Directors. Mr. Mixon serves as a Director of The Lamson & Sessions Co., Cleveland, Ohio, a New York Stock Exchange listed company and a supplier of engineered thermoplastic products, The Sherwin-Williams Company, Cleveland,
Ohio, a New York Stock Exchange listed company and a manufacturer and distributor of coatings and related products, and NCS HealthCare, Inc., a NASDAQ listed company and a provider of pharmacy services to long term care institutions. Mr. Mixon also serves as Chairman of the Board of Trustees of The Cleveland Clinic Foundation, Cleveland, Ohio, one of the world's leading academic medical centers.

         Frank B. Carr has been a Director since 1982. From 1983 to 1996, Mr. Carr was a Managing Director of McDonald & Company Securities, Inc., Cleveland, Ohio, an investment banking and brokerage firm, and a partner in its predecessor firm (McDonald & Company) since 1968. Mr. Carr also serves as a Director of Preformed Line Products Company, Cleveland, Ohio, a supplier of supports and connectors for electric power and communications lines.

         Michael F. Delaney has been a Director since 1986. From 1983 to the present, Mr. Delaney has been the Associate Director of Development of the Paralyzed Veterans of America, Washington, D.C.

     Dr. Bernadine P. Healy has been a Director since 1996. From 1995 to the present, Dr. Healy has been the Dean and Professor of Medicine of the College of Medicine and Public Health of The Ohio State University, Columbus, Ohio. From 1994 to 1995, Dr. Healy served as Director of Health and Science Policy at The Cleveland Clinic Foundation, Cleveland, Ohio; and from 1991 to 1993, she served as Director of the National Institutes of Health in Bethesda, Maryland. From 1985 to 1991, Dr. Healy served as the Chairman of the Research Institute of The Cleveland Clinic Foundation, Cleveland, Ohio. Dr. Healy is a Trustee of the Battelle Memorial Institute in Columbus, Ohio. Dr. Healy also serves as a Director of Medtronic, Inc., a New York Stock Exchange listed company and producer of cardiac pacemakers, National City Corporation, Cleveland, Ohio, since 1997, a New York Stock Exchange listed company and a bank holding company and Ashland, Inc., Covington, Kentucky also a New York Stock Exchange listed company in oil and gas operations. Dr. Healy has been a Medical Contributor for CBS News.

     Gerald B. Blouch has been President and a Director of the Company since November 1996. Mr. Blouch has been Chief Operating Officer since December 1994 and Chairman - Invacare International since December 1993. Previously Mr. Blouch was President - Homecare Division from March 1994 to December 1994 and Senior Vice President - Homecare Division from September 1992 to March 1994. Mr. Blouch served as Chief Financial Officer of the Company from May 1990 to May 1993 and Treasurer of the Company from March 1991 to May 1993.

         James C. Boland was elected as a Director of the Company by the Board of Directors, pursuant to Article III, Section 2(a) of the Company's Amended Code of Regulations, in November 1998. Mr. Boland has served as President and Chief Executive Officer of CAVS/Gund Arena Company (the Cleveland Cavaliers and the Cleveland Rockers professional teams and Gund Arena) since January 1998. Prior to his retirement from Ernst & Young in September, 1998, Mr. Boland served for 22 years as a partner of Ernst & Young in various roles including Vice Chairman and Regional Managing Partner as well as a member of the firm's Management Committee from 1988 to 1996 and as Vice Chairman of National Accounts from 1997 to his retirement. Mr. Boland is a Director of The Sherwin-Williams Company, Cleveland, Ohio, a New York Stock Exchange listed company and a manufacturer and distributor of coatings and related products, and is a Trustee of Leadership Cleveland, the Great Lakes Science Center, Bluecoats, Inc. and The 50 Club of Cleveland.

     Francis J. Callahan has been a Director since 1980. Mr. Callahan is currently Chairman of the Board of Directors of Swagelok, formerly Crawford Fitting Company, Cleveland, Ohio a manufacturer of tube fittings and valves. He also served as President from 1980 to 1998 of Swagelok. Mr. Callahan serves as a Trustee of The Cleveland Clinic Foundation, Cleveland, Ohio.

     Dan T. Moore, III has been a Director since 1980. Mr. Moore has been the founder and owner of Dan T. Moore Co. since 1979; the principal owner and Chairman of Soundwich, Inc. since 1988, Flow Polymers, Inc. since 1985, Perfect Impression since 1984 and Advanced Ceramics since 1993, all of which are manufacturing companies. He has been a Director of U.S. Enrichment Corporation
(NYSE) since 1998. Mr. Moore is also a Trustee of the Cleveland Clinic Foundation, and is Chairman of Cleveland Clinic Home Care.

         Joseph B. Richey, II has been a Director since 1980 and in 1992 was named President-Invacare Technologies and Senior Vice President-Total Quality
Management. Previously Mr. Richey was Senior Vice President - Product Development from 1984 to 1992, Senior Vice President and General Manager - North American Operations from September 1989 to September 1992. Mr. Richey also serves as a Director of Steris Corporation, Cleveland, Ohio, a New York Stock Exchange listed manufacturer and distributor of medical sterilizing equipment, a Director of Royal Appliance Manufacturing Co., Cleveland, Ohio, a New York Stock Exchange listed manufacturer of vacuum cleaners, a Director of Unique Mobility Inc., Golden, Colorado, an American Stock Exchange listed engineering concern and manufacturer of high efficiency permanent magnet motors and electronic controls, and Chairman of the Board of Directors of NeuroControl Corporation, Cleveland, Ohio, a privately held company, which develops and markets electromedical stimulation systems restoring function to paralyzed limbs and muscles.

         Whitney Evans has been a Director since 1980. From 1980 to the present, Mr. Evans has been a private investor. From 1998 to the present, Mr Evans has been a Director of Victory Technology, Inc. and is currently Co-Chairman of the Board of Directors and Senior Executive Vice-President. Victory Technology, Inc. is an internet based distance learning company based in Sonoma, Ca. From 1983 to 1997, Mr. Evans was an officer and a Director of Pine Tree Investments, Inc., Cleveland, Ohio, a business and a real estate investment firm.

     E. P. Nalley has been a Director since 1983. From 1987 to 1991 when he retired, Mr. Nalley was the Company's Senior Vice President - Sales and Assistant to the President. Mr. Nalley is now a private investor. Mr. Nalley also serves as a Director of Royal Appliance Manufacturing Co., Cleveland, Ohio, a New York Stock Exchange listed manufacturer of vacuum cleaners.

         William M. Weber has been a Director since 1988. In 1994, Mr. Weber became President of Roundcap L.L.C. and a principal of Roundwood Capital L.L.P., a partnership that invests in public and private companies. From 1968 to 1994, Mr. Weber was President of Weber, Wood, Medinger, Inc., Cleveland, Ohio, a commercial real estate brokerage and consulting firm.



     INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors held four meetings during the fiscal year ended December 31, 1998. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating Committee and an Investment Committee. The Audit Committee reviews the activities of the Company's independent and internal auditors and various company policies and practices. The Audit Committee met twice during the last fiscal year. The Compensation Committee approves the grant of stock options and reviews and determines the compensation of certain key executives. The Compensation Committee met one time during the last fiscal year. The Nominating Committee recommends candidates for election as Directors of the Company and will consider all qualified nominees recommended by shareholders. Such recommendations should be sent to Francis J. Callahan, Chairman of the Nominating Committee, Invacare Corporation, One Invacare Way, P.O. Box 4028, Elyria, Ohio 44036-2125. The Nominating Committee met one time during the last fiscal year. The Investment Committee, which met one time during 1998, monitors the status of investments by the Company's Profit Sharing Plan and investments made by the Company's captive insurance subsidiary. During the last fiscal year, each Director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period he served as a Director and (ii) the total number of meetings held by Committees of the Board on which he served.

     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Committee") is responsible for reviewing the Company's existing and proposed executive compensation plans and making determinations regarding the contents of these plans and the awards to be made thereunder. The current members of the Committee are Whitney Evans, Francis J. Callahan, Jr., Dr. Bernadine P. Healy and William M.Weber, all of whom are non-employee Directors of the Company.

         Set forth below is a discussion of the Company's compensation philosophy, together with a discussion of the factors considered by the Committee in determining the 1998 compensation of the Company's executive officers named in this Proxy Statement.

         The Committee has determined, as a performance-driven business, that the Company should reward outstanding financial results with commensurate compensation. The Committee's strategy for carrying out this philosophy is to link both annual and long-term executive compensation with the Company's financial and operating performance. The Committee also recognizes the importance of maintaining compensation at competitive levels in order to attract and retain talented executives.

         In order to gauge the competitiveness of the Company's executive compensation levels, the Committee receives market data from an independent consulting firm regarding executive compensation paid by other companies having similar annual revenues, as well as larger employers with which the company must compete for talent ("Comparable Employers"). The Committee relies on its independent consultant to identify a representative group of potentially competitive  employers.  In determining the group of Comparable  Employers,  the independent consultant assembled market data on companies having similar projected revenues, with particular emphasis on durable goods manufacturers. In addition, larger employers are surveyed as the Committee believes they are also significant competitors for executive talent. Thus, the Committee and its independent consultant believe the Company's most direct competitors for executive talent are not necessarily the companies that would be included in the peer group established to compare shareholder returns. Accordingly, the Comparable Employers are not necessarily the same as the peer group utilized in the Comparison of Five-Year Cumulative Total Return graph included in this Proxy Statement.

         The Committee also utilizes recommendations from the consulting firm on various facets of the Company's executive compensation program. In general, base salaries are established at market median levels for comparable positions but an opportunity for significantly higher compensation is provided through annual cash bonuses. These opportunities are dependent upon material year-to-year improvement in earnings before income tax. In addition, long-term compensation is awarded exclusively in the form of stock options in order to provide key executives with significant financial benefits, to the extent that shareholder value is similarly enhanced.

         Annual Base Salary. Because the Company has determined to link overall compensation with financial performance, the base salary ranges for its executives are targeted on an annual basis at approximately the 50th percentile of ranges established by Comparable Employers for executives having similar responsibilities. The Committee receives annual survey information from the independent consultant and also reviews annual recommendations from the Chief Executive Officer ("CEO") in order to establish appropriate salary levels for each of the executive officers (other than the CEO). The Committee takes into account whether each executive met key objectives in both financial and operating categories, as well as potential future contributions. A determination is also made as to whether the base salary provides an appropriate reward and incentive for the executive to sustain and enhance the Company's long-term superior performance. Important financial performance objectives (some of which may not be applicable to all executives) include net sales, income from operations, cost controls, earnings before income tax and return on assets. Operating objectives vary for each executive and may change from year-to-year. Financial and operating objectives are considered subjectively in the aggregate and are not specifically weighted in assessing performance. Increases in 1998 base salaries were based on the subjective judgment of the Committee taking into account the CEO's comments regarding each executive's achievement of applicable 1997 operating and financial objectives and the targeted salary ranges as determined by the market study received from the independent consultant. Resulting base salaries for the Company's executives (including the CEO) were at or near the targeted range.

         In determining the CEO's base salary for 1998, the Committee took into account the survey results regarding a 50th percentile salary range of chief executive  officers at  Comparable  Employers  and larger  employers  who may be competing for executive talent and the financial performance objectives described above. The Committee noted that key acquisition activity occurred in the United States, Europe, and Australia, during 1996 and 1997 under the CEO's leadership. These acquisitions allowed the Company to grow market share and extend current product lines, complement existing businesses, utilize its distribution strength and expand its geographic presence. The CEO is the leading industry spokesperson on behalf of the home medical equipment industry putting Invacare in a position to help shape public policy instead of being forced to react to change in policy. Substantial progress was also made in meeting the Company's long-term strategic objectives that are set by management and reviewed by the Board each year. It is the Committee's opinion that these objectives are a key to the ongoing success of the Company. They also reflect the CEO's strong understanding of the industry and what is required to continue to sustain superior financial and operating performance. The Committee also believes that the CEO has instituted actions that keep the Company's strategic direction in line with the ever-changing marketplace in which the company operates. This includes his leadership role in identifying strategic initiatives that need to be accelerated to keep this Company competitive and recognizing the costs associated with these initiatives.

         Annual Cash Bonus. Consistent with its philosophy that executive compensation should be linked with the Company's financial performance, the Committee has determined that annual total cash compensation (salary plus bonus) should be targeted at the 75th market percentile of Comparable Employers when the Company meets commensurately challenging financial goals, as previously outlined, in addition to subjective factors as the Committee deems appropriate.

         With the assistance of the independent consultant, the Committee has determined (and annually reviews) the appropriate bonus targets for each executive officer (as a percentage of his or her salary) so that annual total cash compensation for such executive officer will reach the 75th market percentile if targeted earnings before income tax objectives are achieved, but with unlimited potential. During this process, the Committee may also determine that an executive's performance (taking into account the same factors discussed above with respect to base salary) and level of responsibilities warrant a change in the bonus target percentage from the market norm.

         Each year, the Committee considers the recommendation from the CEO regarding the appropriate target for that year's earnings before income tax at which target bonuses will be earned. Under normal conditions, no bonuses are payable if earnings before income tax and unusual or non-recurring charges does not improve over the prior year and bonuses increase on a linear basis if earnings before income tax exceeds the targeted level. Targeted earnings before income tax and unusual items is generally set at a level which the Committee believes is challenging but achievable.

         The CEO's annual cash bonus was targeted to approximate the 75th percentile of total cash compensation paid to chief executive officers by Comparable Employers if the Committee's earnings before income tax objective is achieved. In determining the level of total cash compensation to be targeted for the CEO in 1998, the Committee took into account the same factors and events described above under the Annual Base Salary. Actual earnings before income tax improved over 1997 levels before the effect of the non-recurring and unusual charge taken in 1997. The total cash compensation paid for 1998, including bonus, was slightly below the targeted 75th market percentile as determined by the Committee as the results were not up to the targeted level set at the beginning of the year.

         Survey data from the independent consultant shows annual executive bonuses as a percent of net income at target levels remain competitive with Comparable Employers.

         Long-Term Compensation Program. The Company's long-term compensation plan is based exclusively on the award of stock options. Total long-term compensation is targeted at approximately the 75th percentile for long-term compensation by Comparable Employers but with unlimited potential. Stock options generally are issued as non-qualified options under the Invacare Corporation 1994 Performance Plan and granted at market price, vest in accordance with a schedule established by the Committee and expire after ten (10) years.

         Each year, the Committee determines the appropriate percentage of each executive's salary which should be targeted as long-term compensation. The targeted percentage of salary and the number of options proposed for each executive officer may also be affected by the factors previously described in establishing base salaries. The number of options granted to each executive officer is determined based upon the previously agreed upon target level for long-term compensation and upon the projected value of options as reflected by a valuation formula recommended by the independent consultant. The number of options granted to each executive in 1998 was based on the subjective judgment of the Committee, taking into account the CEO's comments regarding the executive's achievement of the applicable 1997 operating and financial objectives (as described above under Annual Base Salary) and the targeted range for long-term compensation. No particular weight was assigned to any one operating or financial objective. Outstanding options held by an executive officer are generally not considered when the Committee determines the number of new options to be granted. Utilizing the valuation formula recommended by the Company's independent consultant, options granted to the Company's executives (including the CEO) resulted in a value of long-term compensation at or near the targeted range for each executive.

         The Committee awarded options to the CEO in 1998 based upon the foregoing targets and formula and taking into account the same factors and events utilized in establishing the CEO's base salary for the year.

         Other Matters. The Committee believes that all long-term compensation awarded to key executives in 1998 is "performance-based" and, therefore, will be deductible notwithstanding Section 162(m) of the Internal Revenue Code of 1986. However, the Committee has not adopted a policy with respect to whether all future long-term or other compensation will satisfy the requirements of Section 162(m). The Committee intends to make a determination with respect to this issue on an annual basis.


                                      The Compensation Committee of the
                                      Board of Directors of Invacare Corporation

                                      Whitney Evans, Chairman
                                      Francis J. Callahan
                                      Dr. Bernadine P. Healy
                                      William M. Weber

                      SHAREHOLDER RETURN PERFORMANCE GRAPHS

         The following graph compares the yearly cumulative total return on the Company's Common Shares against the yearly cumulative total return of the companies listed on the Standard & Poor's 500 Stock Index, the Russell 2000 Stock Index and a Peer Group of companies selected on a line-of-business basis.


                    1993     1994      1995      1996      1997      1998
                    ----     ----      ----      ----      ----      ----
Invacare             100      125       184       201       159       179
S&P 500              100      101       139       170       227       288
Russell 2000         100       97       122       140       169       163
Peer Group           100       90        61        61        68        51

     * Sunrise Medical Inc.(SMD); Everest & Jennings International Ltd. (EJ) was acquired by Graham-Field Health Products, Inc. (GFI) in the fourth quarter of 1996. Everest & Jennings International Ltd. shareholders received .35 common shares of Graham-Field Health Products, Inc. for each Everest & Jennings International Ltd. common share owned. For purposes of the above graph, the return for Everest & Jennings International Ltd. within the peer group for the period November 27, 1996 to December 31, 1998 was calculated with the return of Graham-Field Health Products, Inc. at the conversion rate noted above.

The above graph assumes $100 invested on December 31, 1993 in the Common Shares of Invacare Corporation, S&P 500 Index, Russell 2000 Index and the respective Line-of-Business Peer Group, including reinvestment of dividends through December 31, 1998.

                       COMPENSATION OF EXECUTIVE OFFICERS

         The table below shows information for the three years ended December 31, 1998 concerning the annual and long-term compensation for services in all capacities to the Company of the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers") for the year ended December 31, 1998.


                                                      SUMMARY COMPENSATION TABLE
 -------------------------------------------------------------------------------------------------------------------
                                                                                        Long-Term
                                                  Annual Compensation                   Compensation
                                    ---------------------------------------------  ----------------------------------
                                                                       Other                              All Other
                                                                       Annual           Securities        Compen-
            Name and                         Salary (1)  Bonus (1)    Compen-          Underlying        sation (2)
       Principal Position           Year       ($)          ($)       sation ($)        Options (#)          ($)
  -------------------------------------------------------------------------------  ----------------------------------
 A. Malachi Mixon, III              1998      635,000      594,400       -                120,750             76,225
      Chairman and Chief            1997      605,050      455,000       -                127,600             76,741
      Executive Officer             1996      540,000      513,000       -                 81,000             74,924

 Gerald B. Blouch                   1998      392,000      367,000       -                 57,600            131,135
      President and                 1997      370,000      245,000       -                 70,000            102,116
      Chief Operating Officer       1996      320,000      272,000       -                 38,400            103,847

 Joseph B. Richey, II               1998      296,000      219,000       -                 17,900             70,961
      President-Invacare            1997      285,000      176,000       -                 41,000             82,529
      Technologies and Senior       1996      270,000      203,000       -                 24,300             89,336
      Vice President-Total
      Quality Management

 Thomas R. Miklich,                 1998      281,000      263,000       -                 41,300             76,597
      Chief Financial Officer,      1997      265,000      159,000       -                 50,000             58,773
      General Counsel,              1996      240,000      180,000       -                 21,600             60,583
      Treasurer and Corporate
      Secretary

 Louis F.J. Slangen                 1998      239,000      147,000       -                 18,600             67,165
      Senior Vice President -       1997      230,000      116,000       -                 20,500             57,555
      Sales & Marketing             1996      211,000      132,000       -                 12,700             58,775
 --------------------------------------------------------------------------------------------------------------------


(1) Salary and Bonus amounts for 1996 may include amounts deferred under the 401(k) feature of the Company's Profit Sharing Plan or the non-qualified 401(k) Plus Benefit Equalization Plan.

(2) The amounts disclosed in this column include: (a) Company contributions in the amount of $3,200 for each of Messrs. Mixon, Blouch, Richey, Miklich and Slangen under the Company's 401(k) plan, a defined contribution plan; (b) Company contributions in the amounts of $18,282, $9,540, $5,961, $5,414 and $3,900 for Messrs. Mixon, Blouch, Richey,
         Miklich and Slangen, respectively, under the Company's 401(k) Plus Benefit Equalization Plan, a defined contribution plan; (c) Company contributions in the amounts of $6,400, for each of Messrs. Mixon, Blouch, Richey, Miklich and Slangen, under the Company's Profit Sharing Plan, a defined contribution plan; (d) Company contributions in the amounts of $36,563, $19,080, $11,921, $10,828 and $7,800 for Messrs.
         Mixon, Blouch, Richey, Miklich and Slangen, respectively, under the Company's Profit Sharing Benefit Equalization Plan, a defined contribution plan; (e) the payment of premiums on group term life insurance policy of $4,050, $1,952, $3,134, $1,354, $951 for Messrs.
         Mixon, Blouch, Richey, Miklich and Slangen, respectively; (f) the dollar value of compensatory split-dollar life insurance benefits, under the Company's Executive Life Insurance Plan, in the amounts of $82,516, $38,317, $44,973 and $41,677 for Messrs. Blouch, Richey,
         Miklich and Slangen, respectively. Mr. Mixon is not covered by a split-dollar life insurance benefit; (g) payments by the Company, related to premiums under the Company's Executive Disability Income Plan, in the amounts of $8,447, $2,028, $4,428 and $3,237 for Messrs. Blouch, Richey, Miklich and Slangen, respectively (Mr. Mixon does not participate in the Company's Executive Disability Income Plan) and (h) payment by the Company for the premium of a disability insurance policy for Mr. Mixon in 1998 amounted to $7,730.

                            COMPENSATION OF DIRECTORS

         The Company paid all Directors who were not employees ("Non-employee Directors") a $16,000 annual retainer plus $2,000 per Board meeting attended. Further, Non-employee Directors are eligible to participate in a Deferred Compensation Plan adopted in 1992, pursuant to which they may elect to defer receipt of the compensation payable by the Company for their services as a Director, and if such compensation is elected by the Director in the form of Common Shares, the Company will deposit an additional 25% of such deferred compensation into the applicable trust. None of the Non-employee Directors had an effective election to defer 1998 compensation. In addition, the Non-employee Directors were eligible for a bonus of $4,000 based on profit objectives for 1998 and a greater amount if the objectives were exceeded. Based on 1998 operating results, each of the Non-employee Directors have been paid $3,640 as profit (excluding the non-recurring unusual charge) improved over 1997, but the target level at the beginning of the year was not achieved. For 1999, the Non-employee Directors are eligible to receive a bonus of $4,000, if certain profit objectives are met. The bonus amount can be increased if those objectives are exceeded.

                        OPTION GRANTS IN LAST FISCAL YEAR

          The following table shows, as to the Named Executive Officers, the stock options granted in 1998 under the Invacare Corporation 1994 Performance Plan.


                                 Individual Grants
                              ------------------------------------------------------
                                                % of
                                 Number         Total
                                  of           Options
                              Securities       Granted      Exercise
                              Underlying          to          Price                       Potential Realizable Value
                                 Options       Employees       (3)                         at Assumed Annual Rates
                             Granted (2)       in Fiscal      ($ per     Expiration      of Share Price Appreciation
           Name                   (#)            Year         Share)        Date             for Option Term (1)
-------------------------------------------------------------------------------------  ---------------------------------
                                                                                            5% ($)            10%($)
-------------------------------------------------------------------------------------  ---------------------------------
A. Malachi Mixon, III          120,750          23.6%        23.63       3/5/08          1,794,000           4,546,000
Gerald B. Blouch                57,600          11.3%        23.63       3/5/08            856,000           2,169,000
Joseph B. Richey, II            17,900           3.5%        23.63       3/5/08            266,000             674,000
Thomas R. Miklich               41,300           8.1%        23.63       3/5/08            614,000           1,555,000
Louis F.J. Slangen              18,600           3.6%        23.63       3/5/08            276,000             700,000

All Shareholders (4)               N/A           N/A          N/A          N/A         425,100,000       1,105,300,000
-------------------------------------------------------------------------------------  ----------------------------------

(1) Potential Realizable Value is based on assumed annual growth rates for the term of the option. The assumed rates of 5% and 10% are set by the Securities and Exchange Commission and are not intended to be a forecast of the Company's Common Share price. There is no assurance that the value realized will be at or near the value estimated in the Potential Realizable Value applied to value the stock options. Actual gains, if any, on stock options exercised are dependent on the actual performance of the stock.

(2) Options become exercisable on March 31, over four years at a rate of 25% per year, commencing in 1999.

(3) The exercise price is equal to the fair market value of the Company's Common Shares on the date of grant.

(4) The potential gain realizable by all shareholders (based on 28,139,118 Common Shares and 1,433,407 Class B Common Shares outstanding at the exercised price of $23.63 per share as of the grant date of March 5,
     1998) at 5% and 10% assumed annual rates over a term of 10 years is provided as a comparison to the potential gain realizable by the Named Executive Officers at the same assumed annual rates of appreciation in share value over the same 10-year term. The value of a Common Share would appreciate to approximately $38.00 and $61.00 per share at the assumed
     5% and 10% annual growth rates, respectively.


         Each of the options issued under the Stock Option Plans includes a provision which provides that the option shall become immediately exercisable (notwithstanding any vesting schedule otherwise contained in the option) upon the commencement of a tender for the Company's Common Shares or at any time within 90 days prior to a dissolution, liquidation or certain mergers or consolidations of the Company. Upon the occurrence of such a merger or consolidation, the option shall be subject to such adjustment or amendment as the Compensation Committee of the Board of Directors deems appropriate and equitable. Under the terms of the Stock Option Plans, the Committee may also grant reload options under such circumstances as it deems appropriate.

                    OPTION EXERCISES AND YEAR-END VALUE TABLE

    The table below shows information with respect to options exercised by, and the value of unexercised options under the Stock Option Plans for, the Named Executive Officers.

    --------------------------------------------------------------------------------------------------------------------

                           Aggregated Option Exercises in 1998 and Option Value at Year-End 1998

    --------------------------------------------------------------------------------------------------------------------

                                 Number of                     Number of Securities       Value of Unexercised In-the-
                                   Shares         Value       Underlying Unexercised            Money Options at
                                Acquired on     Realized      Options at 12/31/98 (#)           12/31/98 (2)($)
              Name              Exercise (#)     (1) ($)     --------------------------- -------------------------------
                                                             Exercisable  Unexercisable  Exercisable     Unexercisable
    -------------------------- --------------- ------------ ---------------------------- -------------------------------
    A. Malachi Mixon, III            60,000    1,354,386       478,370      275,300      6,017,199          173,731
    Gerald B. Blouch                   -           -           211,190      137,850      2,456,423           81,450
    Joseph B. Richey, II             50,000    1,128,661       249,090       66,650      3,676,719           47,663
    Thomas R. Miklich                  -           -            74,950       94,550        506,550           50,138
    Louis F.J. Slangen                 -           -           134,415       43,325      1,801,908           27,975
    -------------------------- --------------- ------------ ---------------------------- -------------------------------

(1) Represents the difference between the option exercise price and the closing price of the Common Shares on the NASDAQ National Market System on the date of exercise.

(2) The "Value of Unexercised In-the-Money Options at 12/31/98" is equal to the difference between the option exercise price and the closing price of $24.00 of a Common Share on the NASDAQ National Market System on December 31, 1998.

                                  PENSION PLANS

         The Company has established a Supplemental Executive Retirement Plan for all executive officers to supplement other savings plans offered by the Company to provide a specific level of replacement compensation for retirement. The annual benefit is a single-life annuity in an amount equal to a portion of final earnings (maximum is 50% at 15 years of service). This annual benefit is reduced by the annual value of the Company contributions to the qualified Profit Sharing Plan, Company contributions to the nonqualified 401(k) Plus and Profit Sharing Equalization Plans, and one-half of the annual Social Security benefit. The plan is a nonqualified plan and therefore the benefits accrued under this plan are subject to the claims of the Company's general creditors in the event of bankruptcy. The benefits will be paid (i) from an irrevocable grantor trust funded from the Company's general funds or (ii) be paid directly by the Company from general funds.


         The following table reflects the estimated annual single-life annuity payment, without reductions for applicable offsets, payable to a participant retiring in 1998 at age 65.

                                  Pension Table

      ---------------------------- ---------------------------------------
                                           Years of Service (2)
                                   ------------ ------------- ------------
           Remuneration (1)               5          10            15
      ---------------------------- ------------ ------------- ------------

                 200,000              33,333       66,667       100,000
                 300,000              50,000      100,000       150,000
                 400,000              66,667      133,333       200,000
                 500,000              83,333      166,667       250,000
                 600,000             100,000      200,000       300,000
                 700,000             116,667      233,333       350,000
                 800,000             133,333      266,667       400,000
                 900,000             150,000      300,000       450,000
               1,000,000             166,667      333,333       500,000
               1,100,000             183,333      366,667       550,000
               1,200,000             200,000      400,000       600,000
      ---------------------------- ------------ ------------- ------------

(1) Remuneration for purposes of calculating pension benefit based on final base salary and target bonus.

(2) The pension benefits represent annual single-life annuity values subject to reduction by applicable offsets (as described above).
         For purposes of estimating a pension benefit as of December 31, 1998, the current years of service credited for the Named Executive Officers are 18, 9, 14, 6 and 11 years for Messrs. Mixon, Blouch, Richey, Miklich and Slangen, respectively.

          TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         Severance Pay Agreements. To ensure continuity and the continued dedication of key executives during any period of uncertainty caused by the possible threat of a takeover, the Company has entered into severance pay agreements with certain key executives, including each of the Named Executive Officers. In the event there is a Change of Control (as that term is defined in the agreements) of the Company and the employment of the contracting executive terminates under certain conditions described in the agreements at any time during the three year period following a Change of Control of the Company, the executive will receive an agreed upon amount of severance pay.

         For all of the Named Executive Officers, the severance pay agreements provide that upon termination for any reason other than death, Disability, by the Company for Cause or by the executive for other than Good Reason (as such terms are defined in the agreements), the executive will receive, in addition to accrued salary, bonus and vacation pay: (a) a lump sum cash amount equal to three times annual base salary plus the executive's target bonus; (b) continued participation in the Company's employee welfare benefit plans and other benefit arrangements for a period of three years following termination; and (c) 401(k), 401(k) Plus, profit sharing and retirement benefits so that the total retirement benefits received will be equal to the retirement benefits which would have been received had such executive's employment with the Company continued during the three year period following termination.

         The salary and other benefits provided by the severance pay agreements will be payable from the Company's general funds. The Company has agreed to indemnify such executives for any legal expense incurred in the enforcement of their rights under the severance pay agreements.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Compensation Committee of the Board of Directors during 1998 were Whitney Evans, Francis J. Callahan, Jr., Dr. Bernadine P. Healy and William M. Weber.

         During 1996, the Company became an investor in Unique Mobility, Inc., a world leader in the development of high performance DC Motors. Messr. Richey serves on the Unique Mobility board of directors. During 1998, the Company purchased Gearless/Brushless motors from Unique Mobility for approximately $155,000.

         During 1998, the Company purchased travel services from a third party private aircraft charter company. One of the aircrafts available to be used by the charter company is owned by Messrs. Mixon, Richey and Callahan. The Company paid approximately $468,000 to the charter company for use of the aircraft owned by Messrs. Mixon, Richey and Callahan. Invacare believes that the prices and terms charged are no less favorable than those which could be obtained from unrelated parties.

         As of February, 1999, certain executives were indebted to the company based on loans approved by the compensation committee pursuant to its executive compensation philosophy and the Company's overall compensation program. The loans are for a term of four years and bear interest at the rate of 6% compounded annually. Loans have been made to Messrs. Mixon, Blouch, Richey, Miklich and Slangen, in the amounts of $320,000, $100,000, $125,000, $110,000 and $80,000, respectively. No loans were made in 1998.

                              INDEPENDENT AUDITORS

         The Board of Directors of the Company has selected the firm of Ernst & Young L.L.P., independent public accountants, to examine and audit the annual financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 1999. Representatives of Ernst & Young L.L.P. are expected to be present at the Annual Meeting and they will have an opportunity to make a statement should they so desire. In addition, they will also be available to respond to appropriate questions from shareholders.

                                  OTHER MATTERS

         The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting of Shareholders. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment on such matters in the absence of instructions to the contrary. Any shareholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with its Annual Meeting of Shareholders to be held in 2000 must do so no later than December 15, 1999. To be eligible for inclusion in the 2000 Proxy material of the Company, proposals must conform to the requirements set forth in Regulation 14A under the Exchange Act.

         The Company may use its discretion in voting Proxies with respect to Shareholder proposals not included in the Proxy Statement for the fiscal year ended December 31, 1999, unless the Company receives notice of such proposals prior to February 24, 2000.

         Upon the receipt of a written request from any shareholder, the Company will mail, at no charge to the shareholder, a copy of the Company's 1998 Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Exchange Act, for the Company's most recent fiscal year. Written requests for such Report should be directed to:

                              Shareholder Relations Department
                              Invacare Corporation
                              One Invacare Way, P.O. Box 4028
                              Elyria, Ohio 44036-2125




You are urged to sign and return your Proxy promptly in the enclosed return envelope to make certain your shares will be voted at the Annual Meeting.

                         By order of the Board of Directors



                         /S/ Thomas R. Miklich
                         ----------------------------
                         Thomas R. Miklich,
                          Secretary